CARDIOVASCULAR SYSTEMS, INC. AND AEROLASE CORP. SIGN COLLABORATIVE AGREEMENT FOR LASER ATHERECTOMY TECHNOLOGY

St. Paul, Minn. – July 31, 2018 – Cardiovascular Systems, Inc. (CSI®) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for patients with peripheral and coronary artery disease, today announced that it has signed an agreement with Aerolase Corp. (Aerolase®) for the co-development of a new laser atherectomy device for physicians to use in more effectively treating multiple forms of arterial disease.

Scott Ward, CSI’s Chairman, President and Chief Executive Officer, said, “We believe there is an opportunity to leverage Aerolase’s innovative proprietary laser technology, which is FDA-cleared for dermatology and medical aesthetic uses and supported by leading physicians in those fields. The collaboration project aims to create a significant improvement in the quality of care for patients suffering from peripheral arterial disease and in-stent restenosis.”

Said Pavel Efremkin, PhD, Aerolase’s Chairman and Chief Executive Officer, “We are excited to pursue the development of an atherectomy laser device with an industry-leading company like CSI. Our dermatology and aesthetic medicine customers appreciate the portability, reliability, ease-of-use and minimal set up time that our lasers offer in addition to high clinical efficacies. We look forward to demonstrating that our solid-state, patented, air-cooled laser technology can transfer to atherectomy and provide similar benefits to interventional cardiologists.”

Under the terms of the agreement, CSI made an undisclosed equity investment in Aerolase and will make additional equity investments as development milestones are met.

Concluded Ward, “The successful development and commercialization of this laser atherectomy technology will expand the number of patients CSI serves. We are committed to transforming CSI into an innovative and global leader in the treatment of peripheral and coronary artery disease.”

About Aerolase Corp.
Aerolase Corp., based in Tarrytown, NY, invented, manufactures, markets and sells its LightPod® dermatology lasers, with systems sold in 42 countries. The company has won many industry awards and accolades recognizing the innovative quality of its lasers, which are based on important clinical advances and patented design. For more information, visit the company’s website at www.aerolase.com

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted the first 510(k) clearance for the use of the Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the Coronary Orbital Atherectomy System. To date, over 373,000 of CSI’s devices have been sold to leading institutions across the United States. For more information, visit the company’s website at www.csi360.com

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) the development of a new laser atherectomy device; (ii) the opportunity to leverage Aerolase’s technology; (iii) the benefits of a new laser atherectomy device; (iv) future equity investments; and (v) the future impact of adding laser atherectomy to CSI’s portfolio, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, the ability of CSI and Aerolase to collaborate on the development of a new laser atherectomy device; the ability of the parties to meet development milestones; satisfaction of the conditions to CSI’s additional equity investments; technical challenges; regulatory developments; clinical trial requirements and results; FDA clearances and approvals; the experience of physicians regarding the effectiveness and reliability of products sold by CSI; the reluctance of physicians, hospitals and other organizations to accept new products; the impact of competitive products and pricing; general economic conditions; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	Padilla Matt Sullivan (612) 455-1709 matt.sullivan@padillaco.com
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